UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2011
INTERPHASE CORPORATION
(Exact name of registrant as specified in its charter)

Texas	1-35267	75-1549797

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 654-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Interphase Corporation (the “Company”) regretfully announces the sudden passing Paul N. Hug, a member of the Company’s Board of Directors, on July 27, 2011. Mr. Hug was elected a director in 1984 and served as a member of the Compensation Committee, the Nominating and Governance Committee and Audit Committee Chairman.
Effective as of October 4, 2011, the Board of Directors of the Company appointed Mark D. Kemp to serve as a director with an initial term lasting until the next annual meeting of the shareholders. Mr. Kemp is currently President at Martech, LLC, a manufacturer and installer of composite bath components, including vanities, bathtubs, showers and sinks. Prior to Martech, Mr. Kemp served as Senior Vice President and Corporate Controller of Centex Corporation, one of the largest homebuilders in the United States, from 2002 to 2009. Prior to joining Centex, Mr. Kemp spent 19 years with Arthur Andersen LLP, an international accounting and consulting firm most recently as a partner in the Dallas office. Mr. Kemp served a broad range of clients during his tenure at Arthur Andersen including companies in the manufacturing construction technology and communications and service industries. Mr. Kemp holds a B.B.A. in accounting from Texas Tech University and is a Certified Public Accountant. Mr. Kemp will serve as Audit Committee Chairman and as a member of the Nominating and Governance Committee. Mr. Kemp will receive director’s fees of $15,100 in return for his services as a member of the Board for this initial term. In addition, Mr. Kemp received a grant of 4,500 stock options vesting one year from the date of the grant and subject to the terms of the Company’s standard grant agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHASE CORPORATION
	By:	/s/ Thomas N. Tipton, Jr.
Date: October 5, 2011		Thomas N. Tipton, Jr., Chief Financial Officer,
Vice President of Finance and Treasurer